Exhibit 21.1

SUBSIDIARIES OF QUINTANA MARITIME LIMITED

Quintana Management LLC (Marshall Islands)

Fearless Shipco LLC (Marshall Islands)

King Coal Shipco LLC (Marshall Islands)

Coal Age Shipco LLC (Marshall Islands)

Iron Man Shipco LLC (Marshall Islands)

Barbara Shipco LLC (Marshall Islands)

Linda Leah Shipco LLC (Marshall Islands)

Coal Glory Shipco LLC (Marshall Islands)

Coal Pride Shipco LLC (Marshall Islands)